News Release

Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Richard J. Vatinelle
	Executive Vice President and	Vice President and
	Chief Financial Officer	Treasurer
	williamlowe@kemet.com	richardvatinelle@kemet.com
	864-963-6484	954-766-2838

KEMET ANNOUNCES ADDITIONAL GROSS MARGIN IMPROVEMENT ACTION

•	Combined annualized operating savings of approximately $3.5 - $4.0 million

•	Reduced working capital requirements of approximately $8.0 million

•	Cash cost of approximately $1.4 million

•	Non-Cash fixed asset impairment charges of approximately $2.1 million

Greenville, South Carolina (October 11, 2016) - KEMET Corporation (the “Company”) (NYSE: KEM), a leading global supplier of passive electronic components, announced today that, in a continuance of its effort to further improve gross margins, earnings, and cash flow, it is undertaking the following action:

The Solid Capacitors group will modify its vertical integration strategy by relocating its K-Salt facility equipment to its existing Matamoros Mexico plant. The Company expects to achieve annual operating cost savings of approximately $3.5 to $4.0 million and improve annual working capital by approximately $8.0 million with improvements beginning in the fourth quarter of fiscal year 2017. Non-cash impairment charges of approximately $2.1 million, cash severance charges of approximately $0.2 million, and cash charges for equipment relocation costs of approximately $1.2 million are expected.

The Company will incur charges in the second fiscal quarter ending September 30, 2016 with the exception of the equipment relocation costs that are expected to be incurred in the third quarter of fiscal year 2017.

Per Loof, KEMET Corporation’s Chief Executive Officer, stated, “We have been successful at improving our consolidated gross margin over the past two years through our vertical integration strategy and restructuring plan throughout our business groups and we are now closer to achieving our stated overall goal of 25% gross margin. While relocating a facility is a difficult decision and we are sensitive to the impact this has on our employees, their families and the communities, we are taking this action to address the cost of raw materials and to improve our gross margin.”

2835 KEMET Way, Simpsonville, SC 29681 USA
864.963.6300 www.kemet.com

KEMET Announces Additional Gross Margin Improvement Action
October 11, 2016

About KEMET

The Company’s common stock is listed on the NYSE under the ticker symbol “KEM” (NYSE: KEM).  At the Investor Relations section of our web site at http://www.kemet.com/IR, users may subscribe to KEMET news releases and find additional information about our Company.  KEMET applies world class service and quality to deliver industry leading, high performance capacitance solutions to its customers around the world and offers the world’s most complete line of surface mount and through hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. Additional information about KEMET can be found at http://www.kemet.com.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal securities laws about the Company’s financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcomes and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following: (i) adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines, and such conditions could adversely affect our liquidity and ability to continue to operate; (ii) continued net losses could impact our ability to realize current operating plans and could materially adversely affect our liquidity and our ability to continue to operate; (iii) adverse economic conditions could cause the write down of long-lived assets or goodwill; (iv) an increase in the cost or a decrease in the availability of our principal or single-sourced purchased materials; (v) changes in the competitive environment; (vi) uncertainty of the timing of customer product qualifications in heavily regulated industries; (vii) economic, political, or regulatory changes in the countries in which we operate; (viii) difficulties, delays or unexpected costs in completing the restructuring plans; (ix) equity method investment in NEC TOKIN exposes us to a variety of risks; (x) acquisitions and other strategic transactions expose us to a variety of risks; (xi) possible acquisition of NEC TOKIN may not achieve all of the anticipated results; (xii) our business could be negatively impacted by increased regulatory scrutiny and litigation; (xiii) inability to attract, train and retain effective employees and management; (xiv) inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products; (xv) exposure to claims alleging product defects; (xvi) the impact of laws and regulations that apply to our business, including those relating to environmental matters; (xvii) the impact of international laws relating to trade, export controls and foreign corrupt practices; (xviii) volatility of financial and credit markets affecting our access to capital; (xix) the need to reduce the total costs of our products to remain competitive; (xx) potential limitation on the use of net operating losses to offset

KEMET Announces Additional Gross Margin Improvement Action
October 11, 2016

possible future taxable income; (xxi) restrictions in our debt agreements that limit our flexibility in operating our business; (xxii) failure of our information technology systems to function properly or our failure to control unauthorized access to our systems may cause business disruptions; (xxiii) additional exercise of the warrant by K Equity which could potentially result in the existence of a significant stockholder who could seek to influence our corporate decisions; and (xxiv) fluctuation in distributor sales could adversely affect our results of operations.